Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Investor Contact: Neil Berkman Associates (310) 826-5051 info@berkmanassociates.com	Company Contact: Daniel Bernstein President (201) 432-0463

Bel Reports 2009 Third Quarter Results

JERSEY CITY, New Jersey, October 29, 2009 — Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary unaudited financial results for the third quarter and first nine months of 2009.
"While revenue was lower for this year's third quarter than last year's, revenue increased slightly compared to the second quarter of 2009 and would likely have increased much more but for the shortage of trained labor in China.  Cash flow was strong, as were our core operating results.  Since July, 2009, order lead times have increased, and order backlog is up significantly.  These are positive signs for the future," said Daniel Bernstein, Bel's President and CEO.
"Our goal is to hire up to an additional 4,500 workers to meet the surge in backlog and bring our lead times down to normal.  This will temporarily increase labor expense due to inefficiencies during the new workers' training period.  We are adding workers as rapidly as we can in response to the improvement in business conditions, a considerable challenge because of the rapid ramp-up required, labor shortages in Southern China, and difficulties traditionally associated with hiring workers as we approach the Lunar New Year," Bernstein added.

Third Quarter Results
Net sales for the three months ended September 30, 2009 decreased to $45,283,000 compared to $66,964,000 for the third quarter of 2008.  The net loss for the third quarter of 2009 was $10,752,000.  This compares to net earnings for the third quarter of 2008 of $1,946,000.
The net loss for the third quarter of 2009 included pre-tax charges of $12.9 million ($12.9 million or $1.12 per share after tax) for impairment of goodwill and a $2.0 million license fee ($1.2 million or $0.11 per share after tax) paid in connection with the pending settlement of a lawsuit.  These costs were partially offset by a GAAP net gain of $0.5 million ($0.3 million or $0.03 per share after tax) on the sale of a portion of the Company's equity interest in Power-One, Inc., which reduced Bel's ownership to 4.1%.  This gain represents the difference between the sales price of the Power-One shares and the written-down value at December 31, 2008 (based on original cost, the Company actually realized a gain on the sale of Power-One shares in the amount of $21,000, or $13,000 after tax).  Net earnings for the third quarter of 2008 included a pre-tax labor severance charge of $0.3 million for the closure of the Company's manufacturing plant in Westborough, Massachusetts, and a non-cash, pre-tax charge of $1.4 million, primarily for the other-than-temporary impairment of Bel's holdings in Toko Inc. (TSE: 6801). In addition, the income tax provisions for both the 2009 and 2008 third quarters were reduced by the reversal of an accrual for uncertain tax positions, resulting from the expiration of certain statutes of limitations and the finalization of tax audits, partially offset by changes in estimates for prior years' taxes upon finalization of tax returns.

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Bel Reports 2009 Third Quarter Results
October 29, 2009
Page Two

The net loss per Class A common share was $0.90 for the third quarter of 2009, compared to diluted earnings per Class A common share of $0.16 for the third quarter of 2008.  The net loss per Class B common share was $0.94 for the third quarter of 2009, compared to diluted earnings per Class B common share of $0.17 for last year's third quarter.
At September 30, 2009, Bel reported working capital of approximately $166,600,000, including cash, cash equivalents, short-term investments and marketable securities of approximately $126,800,000, a current ratio of 7.3, total long-term obligations of $9,636,000, and stockholders' equity of $208,272,000.  At December 31, 2008, Bel reported working capital of approximately $164,000,000, including cash, cash equivalents, short-term investments and marketable securities of approximately $92,700,000, a current ratio of 6.5, total long-term obligations of $14,377,000, and stockholders' equity of $217,773,000.  Bel did not repurchase any shares during the third quarter of 2009.

Nine Month Results
For the nine months ended September 30, 2009, net sales were $134,088,000 compared to $200,287,000 for the first nine months of 2008.  The net loss for the first nine months of 2009 was $11,208,000, compared to net earnings of $5,924,000 for the first nine months of 2008.
For the nine months ended September 30, 2009, the net loss per Class A common share was $0.95 compared to diluted earnings per common share of $0.47 for the first nine months of 2008.  The net loss per Class B common share was $0.98 compared to diluted net earnings per common share of $0.51 for the same period last year.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EDT today.  To participate in the call, dial (719) 325-4888, passcode #3841562.  A simultaneous webcast of the conference call may be accessed from the Investor Info link at www.belfuse.com.  A replay will be available after 1:00 p.m. EDT, for a period of 20 days, at this same Internet address.  For a telephone replay, dial (888) 203-1112, passcode #3841562 after 1:00 p.m. EDT.

About Bel
Bel (www.belfuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack®s), modules (DC-DC converters, integrated analog front end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (passive jacks, plugs and cable assemblies).  Bel operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this news release, the matters discussed in this press release (including statements regarding positive economic signs and improved business conditions) are forward looking statements that involve risks and uncertainties.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

(tables attached)	#4691

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Net Sales	$45,283	$66,964	$134,088	$200,287
Costs and expenses:
Cost of sales	39,561	56,337	117,964	165,292
Selling, general and administrative	6,813	8,934	22,067	27,151
Impairment of goodwill	12,875	—	12,875	—
License fee	1,955	—	1,955	—
Restructuring charge	—	329	413	329
(Gain) loss on sale of property, plant and equipment	9	—	(4,643)	—
	61,213	65,600	150,631	192,772
(Loss) income from operations	(15,930)	1,364	(16,543)	7,515
Other, net	(1)	(1)	8	(2)
(Impairment charge) gain on sale of investment	656	(1,397)	1,739	(4,030)
Interest income	87	529	394	2,047
(Loss ) earnings before benefit for income taxes	(15,188)	495	(14,402)	5,530
Income tax benefit	(4,436)	(1,451)	(3,194)	(394)
Net (loss) earnings	$(10,752)	$1,946	$(11,208)	$5,924
(Loss) earnings per Class A common share - basic	$(0.90)	$0.16	$(0.95)	$0.47
(Loss) earnings per Class A common share - diluted	$(0.90)	$0.16	$(0.95)	$0.47
Weighted average Class A common shares outstanding
Basic	2,175	2,326	2,175	2,461
Diluted	2,175	2,326	2,175	2,461
(Loss) earnings per Class B common share - basic	$(0.94)	$0.17	$(0.98)	$0.52
(Loss) earnings per Class B common share - diluted	$(0.94)	$0.17	$(0.98)	$0.51
Weighted average Class B common shares outstanding
Basic	9,324	9,135	9,343	9,126
Diluted	9,324	9,373	9,343	9,347

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(000s omitted)

	Sep. 30,	Dec. 31,		Sep. 30,	Dec. 31,
	2009	2008		2009	2008
ASSETS	(unaudited)	(audited)	LIABILITIES & EQUITY	(unaudited)	(audited)
Current assets	$193,200	$193,619	Current liabilities	$26,585	$29,634
Property, plant & equipment, net	36,622	39,936	Noncurrent liabilities	9,636	14,377
Goodwill	2,047	14,334
Intangibles & other assets	12,624	13,895	Stockholders' equity	208,272	217,773
Total Assets	$244,493	$261,784	Total Liabilities & Equity	$244,493	$261,784